EXHIBIT 23.1




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                              ACCOUNTANTS' CONSENT



The Board of Directors
Buckhead America Corporation:


     We consent to the incorporation by reference in the Registration Statement (No. 33-97046) on Form S-8 and Registration Statement (No. 333-05313) on Form S-3 of Buckhead America Corporation of our report dated April 11, 1997, relating to the balance sheet of Hatfield Inn, Inc. as of December 31, 1996, and the related statements of income, stockholder's equity (deficit), and cash flows for the year ended December 31, 1996, which report appears in the Buckhead America Corporation Preliminary Proxy Statement filed with the Commission on May 29, 1997.



                              KPMG PEAT MARWICK LLP



Atlanta, Georgia
May 29, 1997



428481.1